Exhibit 99.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

(Robert A. Milligan)

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into and effective as of March 13, 2022 by and between HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation (the “Company”), and ROBERT A. MILLIGAN (the “Executive”).

RECITALS

WHEREAS, the Company employs Executive as its Chief Financial Officer, Treasurer, and Secretary under the terms of an Amended and Restated Employment Agreement dated July 8, 2016, as amended by two letter agreements dated July 14, 2017 and March 18, 2019 (collectively, the “Employment Agreement”); and

WHEREAS, the Company is contemplating a merger transaction with Healthcare Realty Trust Incorporated (“Transaction”), and the Company agrees that, if the Transaction is consummated, he will not be the Chief Financial Officer of resulting parent company upon the closing of the Transaction. As such Executive will have Good Reason to terminate his employment with the Company upon the closing of the Transaction;

WHEREAS, the parties desire to modify the Employment Agreement with this amendment;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby affirmed, the Company and Executive agree to the following to amend the Employment Agreement as follows:

1. The Company and Executive agree that the foregoing recitals are correct and that the Transaction upon consummation will result in a material diminution in Executive’s authority, duties and responsibility as he will not be the Chief Financial Officer of the resulting parent company and that Executive shall have Good Reason to terminate his employment under the Employment Agreement upon the closing of the Transaction. With that closing, Executive shall be relieved of all obligations to provide the Company and its successor with written notice of the event and condition giving rise to Good Reason, and the Company and its successor shall have no right to cure such event or condition.

2. Section 5.1 of the Employment Agreement is generally amended to stipulate that Executive’s Base Salary is $600,000.

3. The first sentence of Sections 8.6(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“For purposes of this Agreement, “Separation Benefits” shall mean payment by the Company to the Executive of an amount equal to the sum of two (2) times the Executive’s Base Salary and two (2) times the Executive’s Target Bonus at the salary and bonus rate in effect on the date of signing by Executive of this Amendment.”

4. Section 8.6(b) of the Employment Agreement is amended to replace the phrase “six (6) months” with the phrase “eighteen (18) months” where it appears in Section 8.6(b).

5. The first sentence of Section 8.8 of the Employment Agreement is replaced by the following two sentences:

Following the earlier of (1) the termination of Executive’s employment for any reason other than death (whether such termination is by the Company or the Executive) or (2) the closing of the Transaction (even if Executive remains employed following the Transaction) (the “Non-Compete Commencement Date”), Executive shall be subject to the non-competition covenant following the Non-Compete Commencement Date as provided in Section 9.2. In exchange for covenant, the Company shall pay to the Executive, in consideration for such covenant, an amount equal to sixty percent (60%) of the sum of (i) the Executive’s Base Salary at the rate in effect on the date of signing by Executive of this Amendment and (ii) the annual incentive bonus paid by the Company to the Executive for the fiscal year immediately preceding the fiscal year in which the Non-Compete Commencement Date occurs (the “Non-Compete Payment”); provided, however, that in the case of a termination of the Executive’s employment that occurs on or after the Expiration Date, the Company shall be required to provide the Executive written notice not less than twelve (12) months before the Expiration Date that it will require the Executive to comply with such non-competition covenant (and, if the Company does not timely provide such notice to the Executive prior to such a termination of the Executive’s employment by the Company, the Executive will not be subject to the non-competition covenant in Section 9.2).

6. The next-to-the-last, or penultimate, sentence of Section 8.8 is deleted.

7. The last sentence of Section 8.8 of the Employment Agreement is deleted and replaced with the following sentence:

“The covenant in Section 9.2 will apply for the entire Time Limit (as defined in Section 9.5 below) following the Non-Compete Commencement Date.”

8. The first sentence of Section 9.5 is deleted in its entirety and replaced with the following:

The term “Time Limit” shall mean during the Executive’s employment with the Company and continuing for one (1) year after Non-Compete Commencement Date.”

9. This Amendment shall become void ab initio in the event that the Company abandons the Transaction.

10. This Amendment represents the entire understanding among the parties with respect to the subject matter hereof, and this Amendment supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Employment Agreement, as amended hereby, must be in writing and signed by the party against whom enforcement of such modification is sought. Except as expressly amended by this Amendment, the Employment Agreement remains unaltered and in full force and effect. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 13 day of March 2022.

COMPANY:

HEALTHCARE TRUST OF AMERICA, INC.

By:	/s/ Peter N. Foss
Name:	Peter N. Foss
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Robert A. Milligan
Robert A. Milligan

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